UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  February 23, 2006

Electronic Data Systems Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)
01-11779	75-2548221
(Commission File Number)	(IRS Employer Identification No.

5400 Legacy Drive, Plano, Texas	75024
(Address of Principal Executive Offices)	(Zip Code)

(972) 604-6000
Registrant's telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      o   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      o   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      o   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      o   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On February 21, 2006, Electronic Data Systems Corporation ("EDS") announced that its Board of Directors has authorized EDS to repurchase up to $1 billion of its outstanding common stock over the next 18 months in open market purchases or privately negotiated transactions.

In connection with the share repurchase authorization, on February 23, 2006, EDS entered into a $400 million accelerated share repurchase ("ASR") agreement with Credit Suisse, New York Branch ("CS").  EDS will purchase 15,031,943 shares of its common stock at a price per share of $26.61 under the ASR agreement.

Under the ASR agreement, CS plans to purchase an equivalent number of shares of common stock in the open market from time to time until it has acquired that number.  At the end of this period, EDS may receive or be required to remit a price adjustment based upon the volume weighted average price of its common shares during the period. The purchase price adjustment can be settled, at the option of EDS, in cash or in shares of its common stock.

The foregoing description of the ASR agreement does not purport to be complete.  For an understanding of the terms and provisions, reference should be made to the ASR agreement attached as Exhibit 10.1 to this Form 8-K.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1	Letter Agreement dated February 23, 2006, between Electronic Data Systems Corporation and Credit Suisse, New York Branch, related to Accelerated Share Repurchase Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                   ELECTRONIC DATA SYSTEMS CORPORATION

February 24, 2006                                                                                                    By:    /S/ STORROW M. GORDON

                                                                                                                                             Storrow M. Gordon

                                                                                                                                             Executive Vice President and Secretary

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